Exhibit 99.1

Eagle Bulk Shipping Inc. Announces $100 Million Private Placement of Common Stock

STAMFORD, Conn. December 13, 2016 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced that it has entered into a definitive agreement with various institutional and other accredited investors for the private placement of approximately 22.2 million shares of its common stock at a purchase price of $4.50 per share (the “Private Placement”). The gross proceeds to Eagle Bulk will be $100 million, with use targeted for the acquisition of dry bulk vessels and general corporate purposes.

Eagle Bulk’s Board of Directors will hold a Special Meeting of Shareholders to approve this Private Placement.

The securities offered in the Private Placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax dry bulk vessels in the world. Supramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company's financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

 Frank De Costanzo

 Chief Financial Officer

 Eagle Bulk Shipping Inc.

 Tel. +1 203-276-8100

Media and Investor Contact

Jonathan Morgan or Alex Hinson

Perry Street Communications

212-741-0014

eagle@perryst.com

2